EXHIBIT 99.2


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RYDER SCOTT COMPANY                                    Telephone (303) 623-9147
621 Seventeenth Street                                       Fax (303) 623-4258
Suite 1550
Denver, Colorado 80293


                                   May 3, 2013


Synergy Resources Corporation
20203 Highway 60
Platteville, Colorado  80651

Gentlemen:

     At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold interests of Synergy Resources Corporation (Synergy) as of February 28, 2013. The subject properties are located in the state of Colorado. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission
(SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on May 3, 2013 and presented herein, was prepared for public disclosure by Synergy in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

     The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of Synergy as of February 28, 2013.

     The estimated reserves and future net income amounts presented in this report, as of February 28, 2013, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

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

                                 SEC PARAMETERS
                     Estimated Net Reserves and Income Data
                         Certain Leasehold Interests of
                          Synergy Resources Corporation
                              As of February 28, 2013
            -------------------------------------------------------------

            -------------------------------------------------------------
                                                     Proved
                           ------------------------------------------------------------
                                    Developed                                Total
                           -----------------------------
                            Producing     Non-Producing    Undeveloped       Proved
                           ------------   --------------  --------------  -------------
Net Remaining Reserves
  Oil/Condensate -           1,906,849        2,237,152       2,476,148      6,620,149
Barrels
  Gas - MCF                 11,245,438       13,284,725      17,534,658     42,064,821

Income Data, $
  Future Gross Revenue     $197,067,952    $230,846,045    $265,063,743   $692,977,740
  Deductions               ------------    ------------    ------------   ------------

                            35,374,254       62,903,544     125,389,037    223,666,835
                            ----------       ----------     -----------    -----------
  Future Net Income        $161,693,698    $167,942,501    $139,674,706   $469,310,905
(FNI)

  Discounted FNI @ 10%     $93,214,064      $74,720,092     $40,113,708   $208,047,864

     Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an "as sold" basis expressed in thousands of cubic feet
(MCF) at the official temperature and pressure bases of Colorado, which are 60(degree)F and 14.73 psia, respectively.

     The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package PHDWin Petroleum Economic Evaluation Software, a copyrighted program of TRC Consultants, L.C. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

     The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, recompletion costs and development costs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 78 percent and gas reserves account for the remaining 22 percent of total future gross revenue from the proved reserves.

     The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

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                                      Discounted Future Net Income
                                        As of February 28, 2013
                                     -------------------------------
                Discount Rate                    Total
                   Percent                       Proved
               ----------------            -------------------

                      5                       $298,993,514
                      8                       $238,507,237
                     12                       $183,199,427
                     15                       $153,684,093

     The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

     The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulations Part 210.4-10 (a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled "Petroleum Reserves Definitions" is included as an attachment to this report.

     The various reserve status categories are defined under the attachment entitled "Petroleum Reserves Status Definitions and Guidelines" in this report. The proved developed non-producing reserves included herein consist of the shut in and behind pipe categories. The refrac cases are included as the behind pipe-rf category.

     No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

     Reserves are "estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations." All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Synergy's request, this report addresses only the proved reserves attributable to the properties evaluated herein.

     Proved oil and gas reserves are "those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward". The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a "high degree of confidence that the quantities will be recovered."

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     Proved  reserve  estimates  will  generally be revised  only as  additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that "as changes due to increased
availability  of  geoscience   (geological,   geophysical,   and   geochemical),
engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease." Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

     Synergy's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

     The estimates of proved reserves presented herein were based upon a detailed study of the properties in which Synergy owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

     The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission's Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

     In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the "quantities actually recovered are much more likely than not to be achieved." The SEC states that "probable reserves are those additional reserves that are less certain to be recovered than proved

                                       4
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reserves but which,  together with proved  reserves,  are as likely as not to be recovered." The SEC states that "possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves." All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

     Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

     The proved reserves for the properties included herein were estimated by performance methods or by analogy. Approximately 100 percent of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by the performance methods. These performance methods include decline curve analysis which utilized extrapolations of historical production and pressure data available through February, 2013 in those cases where such data were considered to be definitive. The data utilized in this analysis were supplied to Ryder Scott by Synergy or obtained from public data sources and were considered sufficient for the purpose thereof.

     Approximately 100 percent of the proved developed non-producing and undeveloped reserves included herein were estimated by the analogy method. The analogy method utilized pertinent well data supplied to Ryder Scott by Synergy or which we have obtained from public data sources that were available through February 2013. The data utilized in this analysis were considered sufficient for purposes thereof.

     To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations
210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

     Synergy has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Synergy with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, product prices based on the SEC regulations and adjustments or differentials to product prices. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Synergy. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

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

     In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the "SEC Regulations." In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

     For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

     Offset analogies and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Synergy. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

     The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

     The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

     Ryder Scott determined the above mentioned average prices in effect on February 28, 2013. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the "benchmark prices" and "price reference" used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

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     The product  prices that were  actually  used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as "differentials." The differentials used in the preparation of this report were furnished to us by Synergy. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Synergy to determine these differentials.

     In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the "average realized prices." The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

                                                         Avg             Avg
                                       Price          Benchmark        Realized
 Geographic Area      Product        Reference          Prices          Prices

  North America

     Colorado     Oil/Condensate    WTI Cushing       $94.14/BBL      $86.47/BBL

                        Gas          Henry Hub       $2.86/MMBTU      $3.76/MCF

     The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

     Operating costs for the leases and wells in this report were furnished by Synergy and are based on the operating expense reports of Synergy and include only those costs directly applicable to the leases and wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. The operating costs furnished by Synergy were reviewed by us for their reasonableness using information supplied by Synergy for this purpose. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

     Development costs were furnished to us by Synergy and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by Synergy were reviewed by us for their reasonableness using information supplied by Synergy for this purpose.
Synergy's estimates of zero abandonment costs after salvage value for onshore properties were used in this report. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Synergy's estimate.

     The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with Synergy's plans to develop these reserves as of February 28, 2013. The implementation of Synergy's development plans as presented to us and incorporated herein is subject to the approval process adopted by Synergy's management. As the result of our inquires during the course of preparing this report, Synergy has informed us that the development activities included herein have been subjected to and received the internal approvals required by Synergy's management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Synergy. Additionally, Synergy has informed us that they are not aware of any legal, regulatory, political or economic obstacles that would significantly alter their plans.

     Current costs used by Synergy were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

     Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy-five years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

     Ryder Scott actively participates in industry related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

     Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer's license or a registered or certified professional geoscientist's license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

     We are independent petroleum engineers with respect to Synergy. Neither we nor any of our employees have any interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

     The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for reviewing and approving the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

     The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by Synergy.

     Synergy makes periodic filings on Form 10-K with the SEC under the 1934 Exchange Act. Furthermore, Synergy has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 10-K is incorporated by reference. We have consented to the incorporation by reference in the registration statements on Form S-3 of Synergy of the references to our name as well as to the references to our third party report for Synergy which appears in the February 28, 2013 annual report on Form 10-K of Synergy. Our written consent for such use is included as a separate exhibit to the filings made with the SEC by Synergy.

     We have provided Synergy with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Synergy and the original signed report letter, the original signed report letter shall control and supersede the digital version.

     The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                          Very truly yours,

                                          RYDER SCOTT COMPANY, L.P.
                                          TBPE Firm Registration No. F-1580

                                          /s/ James L. Baird

                                          James L. Baird, P.E.
                                          Colorado License No. 41521
                                          Managing Senior Vice President

   [seal]
                                          /s/ Thomas E. Venglar

                                          Thomas E. Venglar, P.E.
                                          Colorado License No. 28846
                                          Senior Petroleum Engineer

             Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company L.P. James Larry Baird was the primary technical person responsible for overseeing the estimate of the reserves.

Mr. Baird, an employee of Ryder Scott Company L.P. (Ryder Scott) since 2006, is a Managing Senior Vice President and also serves as Manager of the placeCityDenver office, responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Baird served in a number of engineering positions with Gulf Oil Corporation, Northern Natural Gas and Questar Exploration & Production. For more information regarding Mr. Baird's geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/ Experience/Employees.

Mr. Baird earned a Bachelor of Science degree in Petroleum Engineering from the PlaceTypeUniversity of PlaceNameMissouri at Rolla in 1970 and is a registered Professional Engineer in the States of Colorado and placeStateUtah. He is also a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the placeStateColorado and Utah Board of Professional Engineers recommend continuing education annually, including at least one hour in the area of professional ethics, which Mr. Baird fulfills. As part of his 2011 continuing education hours, Mr. Baird attended an internally presented sixteen hours of formalized training as well as an eight hour public forum. Mr. Baird attended the 2010 and 2011 RSC Reserves Conference and various professional society presentations specifically on the new SEC regulations relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Baird attended an additional sixteen hours of formalized in-house training during 2011 and 2012 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, procedures and software and ethics for consultants. Mr. Baird was a keynote speaker, presenting the Changing Landscape of the SEC Reporting, at the 2009 Unconventional Gas International Conference held in CityplaceFort Worth, StateTexas.

Based on his educational background, professional training and more than 40 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Baird has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.

             Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Thomas E. Venglar was the primary technical person responsible for overseeing the estimate of the future net reserves and income.

Mr. Venglar, an employee of Ryder Scott Company L.P. (Ryder Scott) beginning in 2006, is a Senior Petroleum Engineer responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies. Before joining Ryder Scott, Venglar served in a number of engineering positions with Grynberg Petroleum Company and Anadarko Petroleum Corporation. For more information regarding Mr. Venglar's geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Venglar earned a Bachelor of Science degree in Petroleum Engineering from PlaceNameTexas PlaceNameA&M PlaceTypeUniversity in 1979 and is a registered Professional Engineer in the state of StateplaceColorado. He is also a member of the Society of Petroleum Engineers.

Based on his educational background, professional training and more than 30 years of practical experience in the estimation and evaluation of petroleum reserves, Venglar has attained the professional qualifications as a Reserves Estimator and Reserves Auditor as set forth in Article III of the "Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information" promulgated by the Society of Petroleum Engineers as of February 19, 2007.